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[Asta Funding, Inc. LOGO]                                           Exhibit 99.4



                                          FOR IMMEDIATE RELEASE
                                          CONTACT:

Mitchell Cohen, CFO                       Stephen D. Axelrod, CFA
ASTA FUNDING, INC.                        WOLFE AXELROD WEINBERGER ASSOC. LLC
(201) 567-5648                            (212) 370-4500; (212) 370-4505 (Fax)

steve@wolfeaxelrod.com


             ASTA FUNDING ANNOUNCES SIGNIFICANT PORTFOLIO PURCHASES

      -COMPANY PURCHASES DISTRESSED CONSUMER RECEIVABLE PORTFOLIOS TOTALING
                                  $970 MILLION-

ENGLEWOOD CLIFFS, NJ, DECEMBER 13, 2005 -- ASTA FUNDING, INC., (NASDAQ: ASFI), a leading consumer receivables asset management and liquidation company, today announced its portfolio purchases since the start of its fiscal year 2006, which began October 1, 2005. To date, the company has purchased distressed consumer receivable portfolios aggregating approximately $970 million, for a purchase price of approximately $47.7 million. The acquisition of these substantial portfolios is composed of credit card and telecom debt.

Gary Stern, Chief Executive Officer, said, "I am delighted to announce Asta's portfolio purchases to date, which are a great start to the new fiscal year. We continue to review additional purchase opportunities on a frequent basis and have begun to witness new opportunities arise within the marketplace."

                         -------------------------------

Based in Englewood Cliffs, NJ, ASTA FUNDING, INC., is a leading consumer receivable asset management company that specializes in the purchase, management and liquidation of performing and non-performing consumer receivables. For additional information, please visit our website at http://www.astafunding.com.

Except for historical information contained herein, the matters set forth in this news release are "forward-looking" statements (as defined in the Private Securities Litigation Reform Act of 1995.) Although Asta Funding, Inc. believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that its expectations will be realized. Forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from Asta Funding, Inc.'s expectations. Factors that could contribute to such differences include those identified in Asta Funding, Inc.'s Form 10-K for the fiscal year ended September 30, 2004, and those described from time to time in Asta Funding, Inc.'s other filings with the Securities and Exchange Commission, news releases and other communications, including that Asta may not be able to purchase consumer receivable portfolios at favorable prices or on sufficiently favorable terms or at all. Asta Funding, Inc.'s reports with the Securities and Exchange Commission are available free of charge through its website at http://www.astafunding.com.